Exhibit 10.47

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the "Agreement"), dated as of November 7, 2016, is entered into by and among KonaRed Corporation (the "Company"), a Nevada corporation (the "Company") having an address at 1101 Via Callejon #200, San Clemente CA 92673-4230, and Black Mountain Equities, Inc. (the "Holder"), having an address at 13366 Greenstone Court, San Diego, CA 92131 (each a "Party" and collectively the "Parties").

W I T N E S S E T H:

WHEREAS, the Company issued to Gemini Master Fund, Ltd. (the "Seller"), a certain Promissory Note (the "GMF Note") on or about September 30, 2015 in the original principal amount of $150,000.00;

WHEREAS, the Company and the Holder desire to exchange the Note for a Convertible Note (the "Convertible Note"), on the terms set forth below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Exchange of Note.

a.             Issuance of Convertible Note.  Upon the following terms and conditions, the Company shall issue to the Holder, and the Holder shall acquire from the Company, the Convertible Note.

b.             Promptly following execution hereof: Holder shall deliver to the Company the Promissory Note Sale Agreement which it has executed with the Seller and the Company shall deliver an originally signed Convertible Note to Holder.  The execution and consummation of the Promissory Note Sale Agreement by the Holder and the Seller shall be a condition precedent to the consummation of the transactions contemplated hereby, provided that the transactions contemplated hereunder and under the Promissory Note Sale Agreement shall occur simultaneously, such that Holder shall simultaneously receive the (1) the Convertible Note from the Company, and (2) pay the purchase price to the Seller.

c.             The date upon which the Convertible Note is issued shall be the "Closing Date".

d.             The Holder herein warrantees that delivery of the fully executed Promissory Note Sale Agreement to the Company shall evidence redemption of the GMF Note and that the Company shall then have no further payment obligations to GMF.

2.            Representations and Warranties. The Parties hereby make to each other the following representations and warranties:

a.             Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Convertible Note by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  BME warrantees its has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Promissory Note Sale Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Promissory Note Sale Agreement and the consummation by each of the transactions contemplated hereby have been duly authorized by all necessary action on the part of BME and no further action is required by its board of directors or its stockholders in connection therewith. This Agreement, the Promissory Note Sale Agreement, and the Convertible Note have each been duly executed by the Parties  and, when delivered in accordance with the terms hereof will constitute the valid and binding obligations of the Parties enforceable against the other Party in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

b.             No Conflicts.  The execution, delivery and performance of this Agreement and the Convertible Note by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company's or any of its subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or subsidiary debt or otherwise) or other material understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary thereof is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect on the Company or its business of financial condition.

c.             Filings, Consents and Approvals.  The Company is not required to obtain any approval, consent, waiver, authorization or order of, give any notice to, or make any filing, qualification or registration with, any court or other federal, state, local, foreign or other governmental authority or other person or entity in connection with the execution, delivery and performance by the Company of this Agreement or the Convertible Note.  No further approval or authorization of any stockholder, the Board of Directors or others is required for exchange for and the issuance of the Convertible Note.

d.             No Inside Information.  Neither the Company nor any Person acting on its behalf has provided the Holder or its counsel with any information that constitutes or might constitute material, non-public information concerning the Company.

e.             Equal Consideration. Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance, exchange or otherwise of any provision of the Convertible Note.

f.             Survival. All of the Company's warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.

g.             Holding Period for shares issued pursuant to a Conversion.  Pursuant to Rule 144 promulgated under the Act, the holding period of the shares of common stock issued pursuant to a conversion of the Convertible Note shall tack back to September 30, 2015 (the original issue date of the Note).  The Company agrees not to take a position contrary to this paragraph. The Company agrees to take all actions,  pursuant to Holder's legal counsel providing any necessary legal opinions, to issue the shares of common stock issued pursuant to a conversion of the Convertible Note without restriction and not containing any restrictive legend without the need for any action by the Holder.  The Company is not subject to Rule 144(i).  The Convertible Note is being issued in substitution and exchange for and not in satisfaction of the Note.  The Convertible Note shall not constitute a novation or satisfaction and accord of the Note.

h.             No Event of Default.  Upon consummation of the exchange hereunder, no Event of Default shall have occurred and be continuing.

i.             Balances.  As of the date hereof, the balance outstanding under the Note, including principal and interest, is $73,500. BME warrantees that at time of execution of the Promissory Note Sale Agreement, it shall deliver a cash payment to GMF of this amount for full payment of the transfer amount.

3.             Legal Opinion. At the time of any conversions by Holder, Holder will at its expense have its legal counsel issue a legal opinion(s) to the Company's Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Company's Transfer Agent, including an opinion that all shares of common stock issued pursuant to a conversion of the Convertible Note may be sold pursuant to Rule 144 without restrictions or manner of sale limitations and that certificates representing any such shares may be issued without a restrictive legend as required pursuant to Section.   Each of the Parties shall bear their own costs and legal expenses for consummation of this Agreement and all transactions contemplated herein.

4.             Public Information.  So long as the Holder owns the Convertible Note, the Company shall timely file (or timely obtain extensions in respect thereof and file within the applicable grace period) all reports and definitive proxy or information statements required to be filed by the Company under the Securities Exchange Act of 1934, as amended ("Exchange Act"), and shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations promulgated thereunder would otherwise permit such termination).

5.             Miscellaneous.

a.             This Agreement may be executed in two or more counterparts and by facsimile signature, delivery of PDF images of executed signature pages by email or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

b.             If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

c.             This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement.  The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the City of New York.  Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

d.             The Holder, the Seller, and the Company hereby agree and provide further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.

e.             The Company acknowledges and agrees, the Seller acknowledges and agrees, and the Holder represents and agrees, that each Party has participated in the negotiation hereof with the advice of its own counsel and advisors.

f.             Notices. All notices, requests, demands and other communications which may be required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by fax, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereafter):

If to Company to:
KonaRed Corporation

If to Holder to:
Black Mountain Equities, Inc.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

COMPANY:

KonaRed Corporation

By:      /s/ Shaun Roberts
 Name: Shaun Roberts
Title:   Chief Executive Officer

HOLDER:

BLACK MOUNTAIN EQUITIES, INC.

By:      /s/ Adam Baker
Name: Adam Baker
Title:   President